SCHEDULE A

As of December 7, 2021

Series	Effective Date
Columbia Funds Series Trust II
Columbia Overseas Core Fund	February 2, 2018
Columbia Integrated Large Cap Growth Fund	December 7, 2021
Columbia Integrated Large Cap Value Fund	December 7, 2021
Columbia Integrated Small Cap Growth Fund	December 7, 2021
Columbia Pyrford International Stock Fund	December 7, 2021
Columbia Ultra Short Municipal Bond Fund	December 7, 2021

Columbia Funds Variable Series Trust II
Columbia Variable Portfolio—Select Large Cap Equity Fund	November 15, 2017

SCHEDULE B

Fee Schedule

As of December 7, 2021

For the following funds, the asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table below:

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Columbia Integrated Large Cap Value Fund Columbia Integrated Large Cap Growth Fund	December 7, 2021	$0 - $500 >$500 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 > $12,000	0.750% 0.700% 0.650% 0.600% 0.580% 0.560% 0.550%
Columbia Integrated Small Cap Growth Fund	December 7, 2021	$0 - $500 >$500 - $1,000 >$1,000 - $3,000 >$3,000 - $12,000 > $12,000	0.850% 0.800% 0.750% 0.740% 0.730%
Columbia Pyrford International Stock Fund	December 7, 2021	$0 - $250 >$250 - $500 >$500 - $750 >$750 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 >$12,000 - $20,000 >$20,000 - $24,000 >$24,000 - $50,000 >$50,000	0.870% 0.855% 0.820% 0.800% 0.770% 0.720% 0.700% 0.680% 0.670% 0.660% 0.650% 0.620%
Columbia Ultra Short Municipal Bond Fund	December 7, 2021	All Assets	0.21%
Columbia Overseas Core Fund	July 1, 2020	$0 - $250 >$250 - $500 >$500 - $750 >$750 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 >$12,000 - $20,000 >$20,000 - $24,000 >$24,000 - $50,000 >$50,000	0.870% 0.855% 0.820% 0.800% 0.770% 0.720% 0.700% 0.680% 0.670% 0.660% 0.650% 0.620%

B-1

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Columbia Variable Portfolio - Select Large Cap Equity Fund	November 15, 2017	$0 - $500 >$500 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 >$12,000	0.770% 0.720% 0.670% 0.620% 0.600% 0.580% 0.570%

The computation shall be made for each calendar day on the basis of net assets as of the close of the preceding day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full day on which the net assets were computed. Net assets as of the close of a full day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

B-2

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of December 7, 2021.

COLUMBIA FUNDS SERIES TRUST COLUMBIA FUNDS SERIES TRUST II COLUMBIA FUNDS VARIABLE SERIES TRUST II on behalf of its series listed on Schedule A

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Co-Head of Global Operations

B-3